Exhibit 10.1

EPICOR SOFTWARE CORPORATION

SECOND AMENDMENT TO

MANAGEMENT RETENTION AGREEMENT

This Second Amendment to the Management Retention Agreement (the “Second Amendment”) is made as of February 10, 2011 by and between L. George Klaus (the “Executive”) and Epicor Software Corporation (the “Company”).

RECITALS

WHEREAS, the Company and Executive have entered into that certain Management Retention Agreement as of January 19, 2009 as amended as of June 21, 2010 (collectively the “Agreement”).

WHEREAS, the Company and Executive desire to amend the Agreement for a second time to reflect certain changes in Executive’s compensation and duties and to extend the term of the Agreement by one year.

NOW, THEREFORE, the Company and Executive agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:

AGREEMENT

1. Term. Section 2 of the Agreement entitled “Term of Agreement” is hereby amended to read in its entirety as follows:

“2. Term of Agreement; Succession Obligations. Executive hereby accepts employment with the Company for a period beginning on the Effective Date and ending on December 31, 2012 (the “Employment Term”) on the terms and conditions set forth herein. The parties’ obligations under sections 8, 9, 10, 11 and 12 of this Agreement continue in certain respects after an Involuntary Termination without Cause. During the Employment Term and in addition to Executive’s other duties under this Agreement, Executive agrees that upon request, he will assist the Board with its search for a successor to the position of Chief Executive Officer and to ensure an orderly and complete transition of his duties as Chief Executive Officer of the Company to any such successor appointed by the Board. If the Board appoints another individual as Chief Executive Officer while Executive is employed by the Company hereunder, Executive agrees, if requested, to (a) relinquish his duties as the Chief Executive Officer of the Company and to serve for the remainder of the Employment Term in the position of Executive Chairman of the Board and (b) negotiate in good faith with Company on a mutually agreeable market-based adjustment to Executive’s cash compensation for his services as Executive Chairman of the Board. Executive agrees that such change in title, position and compensation will not qualify as grounds for Involuntary Termination for purposes of this Agreement.”

2. Performance Share Grant. Section 6(a) of the Agreement, entitled “Performance Based Restricted Stock Grant” is hereby amended to read in its entirety as follows:

“(a) Performance Based Restricted Stock Grant. Pursuant to the terms of the Agreement, Executive has been granted a total of six hundred thousand (600,000) shares of restricted Company common stock, allocated equally (200,000) to each of the 2009, 2010 and 2011 fiscal years. The shares related to the 2009 and 2010 Performance Years have been paid out by the Company pursuant to the terms of the Company’s Performance Based Restricted Stock Program (the “Program”). Pursuant to the terms of this Agreement, Executive shall also receive a grant of one hundred and thirty three thousand three hundred and thirty three (133,333) shares of On Target restricted Company common stock, allocated to the 2012 fiscal year (hereinafter, the 2011 and 2012 stock grants are referred to as the “Performance Based Restricted Stock Grant”). The Performance Base Restricted Stock Grant provides that the restrictions on the stock shall lift based on achievement of applicable Company performance goals during 2011 and 2012 as determined in accordance with the terms of the Program approved by the Company’s Compensation Committee and subject to the Executive’s continued service to the Company through the 2011 and 2012 performance periods. The Performance Based Restricted Stock Grant is subject to the terms, definitions and provisions of the Program as well as the Company’s applicable stock incentive plan, as may be amended from time to time (the “Plan”) and the restricted stock agreement by and between Executive and the Company (the “Performance Based Restricted Stock Agreement”), both of which documents are incorporated herein by reference.”

3. 2011 Share Grant. Section 6 of the Agreement, entitled “Equity Grants” is hereby amended by adding a new subparagraph (d) thereto as follows:

“(d) 2011 Restricted Stock Grant. Pursuant to the terms of the Agreement, Executive shall be granted an additional total of one hundred and fifty thousand (150,000) shares of restricted Company common stock (the “2011 Restricted Stock Grant”). The 2011 Restricted Stock Grant shall provide that the restrictions on the stock shall lift based on the passage of time over the Employment Term and subject to the Executive’s continued service to the Company through each vesting date. Specifically, the vesting commencement date of the 2011 Restricted Stock Grant shall be the date of grant and the shares shall be scheduled to vest over the 2012 year on an equal quarterly (90 day) basis with 37,500 shares vesting on March 31, June 30, September 30 and December 31, 2012, respectively, and subject to the Executive’s continued service to the Company through each vesting date. The 2011 Restricted Stock Grant will also be subject to the terms, definitions and provisions of the Company’s applicable stock incentive plan, as may be amended from time to time (the “Plan”) and the restricted stock agreement by and between Executive and the Company (the “2011 Restricted Stock Grant Agreement”), both of which documents are incorporated herein by reference.”

4. Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

5. Entire Agreement. This Second Amendment and the Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

6. Successors and Assigns. This Second Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.

7. Counterparts. This Second Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Second Amendment.

8. Governing Law. This Second Amendment shall be governed in all respects by the internal laws of California, without regard to principles of conflicts of law.

9. Amendment. Any provision of this Second Amendment may be amended, waived or terminated by a written instrument signed by the Company and the Executive.

IN WITNESS WHEREOF, the undersigned parties have caused this Second Amendment to be executed as of the date first set forth above.

L. GEORGE KLAUS	EPICOR SOFTWARE CORPORATION

/s/ L. George Klaus	/s/ John Ireland
Signature	Signature

L. George Klaus	John Ireland
Printed Name	Print Name

General Counsel/Sr. VP
Print Title

(Signature page to Second Amendment to L. George Klaus

Management Retention Agreement)